EXHIBIT 10.49

10350 Ormsby Park Place
Suite 300
Louisville, KY 40223
T 502.357-9000
F 502,357-9029

January 29, 2013

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

680 South Fourth Street

Louisville, KY 40202-2612

Re:	Second Amended and Restated Master Lease Agreement Nos. 1, 2, 3 and 4, each dated April 27, 2007 and each by and among Ventas Realty, Limited Partnership, as lessor, and Kindred Healthcare, Inc. and Kindred Healthcare Operating, Inc., as tenant (as heretofore amended by that certain letter agreement dated May 23, 2012 (the “May 2012 Letter Agreement”) or otherwise amended or modified, individually a “Master Lease” and collectively, the “Master Leases”)

Dear Ladies and Gentlemen:

Reference is made to the Master Leases. Capitalized terms that are used herein and not otherwise defined shall have the same meanings herein as in the Master Leases.

Pursuant to this letter and notwithstanding anything to the contrary in the Master Leases, Lessor and Tenant hereby agree as follows:

1.

With respect to each of the five “Terminating Leased Properties” (as defined in the May 2012 Letter Agreement) listed on Schedule A hereto (each, a “Schedule A Property”), Tenant hereby elects to forego its rights under the Master Leases (including Section 40.3 thereof and the provisions of Section l(f) of the May 2012 Letter Agreement) to reimbursement of operating deficits, and operating losses and expenses, during any Reimbursement Period that may apply to such Schedule A Property, so that, for all purposes of the Master Leases, if any Reimbursement Period is applicable to such Schedule A Property, during such Reimbursement Period, (a) Tenant shall continue to be responsible for payment of all costs and expenses of continuing to comply with the applicable Master Lease as to such Schedule A Property and (b) the Base Rent applicable to such Schedule A Property shall be payable in the manner set forth in Section 3.1 of the applicable Master Lease but with such Base Rent being automatically reduced to one-half (1/2) of the amount thereof that was allocable to such Schedule A Property as of April 30, 2013. For the avoidance of doubt, with respect to any Terminating Leased Property that is not a Schedule A Property, Tenant shall continue to have

January 29, 2013

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

the right to elect for such Terminating Leased Property to receive reimbursement of Tenant’s operating deficits, if any, or to remain responsible for such operating deficits, if any, but with a one-half (1/2) reduction in the Base Rent allocable to such Terminating Leased Property, in either case accordance with the applicable Master Lease and the provisions hereof.

2.	Paragraphs l(b)—(f) of the May 2012 Letter Agreement are hereby amended and restated in their entirety, and new subsections (g) and (h) are added thereto, as follows:

(b) From time to time from and after the date of this letter, but in no event later than June 15, 2013 (the “Transfer Notice Deadline”), Lessor may notify Tenant of its election to require that a Terminating Leased Property or Terminating Leased Properties identified by Lessor in its notice (each, a “Transfer Notice”) be transferred and transitioned as provided in this letter;

(c) Each Transfer Notice shall specify the date (subject to extension as described below, the applicable “Transfer Date”) on which such transfer and transition is to occur with respect to the identified Terminating Leased Property(ies), which Transfer Date shall be not less than forty-five (45) days after Tenant’s receipt of the applicable Transfer Notice (provided, however, that (i) if the Transfer Date specified by Lessor in its Transfer Notice is less than ninety (90) days after Tenant’s receipt of such Transfer Notice, then, if Tenant shall reasonably and in good faith determine (which determination shall be made as soon as practicable) that an extension of the specified Transfer Date is required due to the requirements of the Worker Adjustment and Retraining Notification Act, then, as soon as practicable, but in any event within fifteen (15) days of such determination by Tenant, Tenant shall so notify Lessor in writing, and the Transfer Date that was specified in Lessor’s Transfer Notice shall be extended to such later date set forth in such notice by Tenant by which the requirements of the Worker Adjustment and Retraining Notification Act shall be satisfied (which date shall not, in any event, be later than the ninetieth (90th) day after Tenant’s receipt of such Transfer Notice) and (ii) Lessor shall have the right, at its option by written notice (the “Extension Notice”) to Tenant from time to time after delivery of the applicable Transfer Notice, to extend the Transfer Date; provided that the Transfer Date specified by Lessor, exclusive of any extension pursuant to subsection (i) above, may not be extended by Lessor beyond August 1, 2013 (the Transfer Date, as it may be extended by Lessor pursuant to subsection (ii) above or by Tenant pursuant to subsection (i) above (including, in the case of an extension by Tenant, beyond August 1, 2013) “Lessor’s Outside Closing Date”);

(d) The expiration date of the Term for the Terminating Leased Property(ies) shall be: (i) with respect to a Terminating Leased Property as to which the closing of a transfer, or the completion of a Facility Termination, has occurred with respect thereto, in accordance with the terms of the Master Leases and this letter, prior to April 30, 2013, the date of such closing or the date of completion of such Facility Termination, as applicable, and (ii) in all other cases, April 30,

January 29, 2013

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

2013 (for the avoidance of doubt, notwithstanding the expiration of the Term of any Terminating Leased Property(ies), Tenant shall continue to have the right as tenant to use and occupy such Terminating Leased Property(ies) in accordance with the Master Leases and this letter (i.e., to effectuate the transfer or wind down of operations, as applicable), and no holdover tenancy shall be deemed to occur thereby, so long as Tenant vacates such Terminating Leased Property(ies) and redelivers possession thereof to Lessor, in accordance with the requirements of the Master Leases and this letter, on or prior to the expiration of the applicable Reimbursement Period, as further described below);

(e) Each of Lessor and Tenant shall comply with the provisions of Section 40.3 of the Master Leases, and any other applicable provisions of the Master Leases relating to transfer of operations, in connection with any such early transition and transfer of any Terminating Leased Property(ies) identified from time to time by Lessor (and, in addition, prior to the applicable Transfer Date with respect to each Terminating Leased Property, Tenant and the applicable replacement operator identified by Lessor shall enter into an Operations Transfer Agreement that is usual and customary for facilities comparable to the Terminating Leased Property(ies) and otherwise in a form mutually and reasonably agreed upon by Tenant and such replacement operator);

(f) Unless Lessor otherwise notifies Tenant in writing that Tenant may commence a Facility Termination with respect to a Terminating Leased Property (or Lessor is deemed to have delivered such notice pursuant to subsection (g) below) (such notice or deemed notice, a “Facility Termination Notice”), Tenant shall continue to operate such Terminating Leased Property until the earlier to occur of the following dates: (i) if Lessor delivers a Transfer Notice and the applicable closing occurs, the closing date of such transfer, and (ii) if Lessor delivers a Transfer Notice by the Transfer Notice Deadline but fails, on or after the Transfer Notice Deadline, to close such transfer on or before the applicable Lessor’s Outside Closing Date, such Lessor’s Outside Closing Date. Commencing on May 1, 2013, Lessor shall have obligations relating to reimbursement of operating deficits (the “Reimbursement Obligation”) or, if Tenant elects to forego its rights to reimbursement of operating deficits, Lessor shall be obligated to allow Tenant to pay reduced Base Rent (the “Reduced Base Rent Obligation”) with respect to such Terminating Leased Property as provided in Section 40.3 (and the parties hereby agree that Tenant may make such an election with respect to a Terminating Leased Property by written notice to Lessor delivered at any time within fifteen (15) days following the termination of the applicable Master Lease with respect to such Terminating Leased Property), as if Lessor had procured a “Qualified Successor” and issued a timely Section 40.3 Notice with respect thereto (it being agreed that, if Lessor has issued a Transfer Notice with respect to a particular Terminating Leased Property but, as of the Transfer Date specified therein (as such Transfer Date may be extended as provided in subsection (c) above), Lessor is not prepared to complete a transfer and transition of such Terminating Leased Property to a replacement operator, from and after such Transfer Date, Lessor and Tenant shall continue to have the

January 29, 2013

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

post expiration and other obligations referenced in Section 40.3 of the applicable Master Lease, as amended by this subsection (f) and the other provisions of this letter, relating to such Terminating Leased Property, including, as and when applicable with respect to such Terminating Leased Property, the right of Tenant to commence a Facility Termination upon receipt of a Facility Termination Notice or as the result of a deemed Facility Termination Notice as described in subsection (g) below, and Lessor shall comply with the Reimbursement Obligation or Reduced Base Rent Obligation, as applicable;

(g) If, with respect to a particular Terminating Leased Property, (i) Lessor has not delivered a Transfer Notice on or prior to the Transfer Notice Deadline, (ii) Lessor has not delivered a Facility Termination Notice on or prior to August 1, 2013 (except that this subsection (ii), and subsection (iii) below, shall not apply to a Terminating Leased Property as to which Lessor has delivered a Transfer Notice but the closing has not occurred on or prior to August 1, 2013 due to an extension of the Transfer Date by Tenant beyond August 1, 2013 pursuant to subsection (c)(i) above), (iii) subject to subsection (ii) above, Lessor has delivered a Transfer Notice but the closing has not occurred with respect thereto on or prior to August 1, 2013 or (iv) subsection (iii) above is applicable and the closing with respect thereto does not occur on the extended Transfer Date, then Lessor shall be deemed to have irrevocably delivered a Facility Termination Notice as of (x) the day after the Transfer Notice Deadline (if subsection (i) above is applicable), (y) August 2, 2013 (if subsection (ii) or (iii) above is applicable) or (z) the day after the extended Transfer Date referenced in subsection (iv) above (if subsection (iv) above is applicable), and Tenant shall thereafter have the right to commence a Facility Termination. Provided that Tenant diligently proceeds toward the completion of a Facility Termination (whether pursuant to a Facility Termination Notice issued by Lessor or a deemed Facility Termination Notice), Tenant shall have such period of time to complete such Facility Termination as Tenant reasonably, in good faith and with due diligence requires to complete such Facility Termination (and the Reimbursement Period shall continue during such period), and Tenant shall not be a holdover tenant as long as it is proceeding in such manner to complete such Facility Termination; and

(h) In the case of each Terminating Leased Property, the Reimbursement Period, if any, that is applicable thereto shall commence on May 1, 2013, and, instead of ending on the earliest of the dates referenced in subsections (i), (ii) and (iii) of Section 40.3 of each Master Lease, shall end on the earliest to occur of: (X) the date that the closing occurs under an Operations Transfer Agreement between Tenant and a replacement operator identified by Lessor with respect to such Terminating Leased Property; and (Y) the date that Tenant completes a Facility Termination (or reasonably should have completed such Facility Termination acting reasonably, in good faith and with due diligence) with respect to such Terminating Leased Property in accordance with the applicable Master Lease (as amended by this letter); provided, however, that, if subsection (Y) is applicable, the Reimbursement Obligation, if applicable to such Terminating

January 29, 2013

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

Leased Property, shall terminate ninety (90) days after the date of delivery or deemed delivery of the Facility Termination Notice relative to such Terminating Leased Property and thereafter Base Rent allocable to such Terminating Leased Property shall be reduced to zero, and Tenant, not Lessor, shall be responsible for any operating deficits with respect to such Terminating Leased Property, until the end of the applicable Reimbursement Period.

3.	Except as set forth herein, the Master Leases (as amended by the May 2012 Letter Agreement) shall remain in full force and effect. In order to induce Lessor to enter into this letter, Tenant hereby represents and warrants to Lessor that Tenant’s entry into this letter does not require that any consent or approval first be obtained from any lender or other third party. In order to induce Tenant to enter into this letter, Lessor hereby represents and warrants to Tenant that Lessor’s entry into this letter does not require that any consent or approval first be obtained from any lender or other third party.

[SIGNATURE PAGES FOLLOW]

January 29, 2013

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

If you are in agreement with the foregoing matters, please execute and return to the undersigned the enclosed copy of this letter.

Very truly yours,

VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership

By: Ventas, Inc., a Delaware corporation, its general partner

By:	/s/ T. Richard Riney
T. Richard Riney,
Executive Vice President, Chief Administrative Officer and General Counsel

AGREED AND ACCEPTED:

KINDRED HEALTHCARE, INC., a Delaware corporation

By:	/s/ Douglas L. Curnutte
Name: Douglas L. Curnutte
Its: Vice President – Facilities and Real Estate Development

KINDRED HEALTHCARE OPERATING, INC., a Delaware corporation

By:	/s/ Douglas L. Curnutte
Name: Douglas L. Curnutte
Its: Vice President – Facilities and Real Estate Development

January 29, 2013

Kindred Healthcare, Inc.

Kindred Healthcare Operating, Inc.

JOINDER

For the avoidance of doubt and although it is not required to do so, the undersigned, as the joint and several Lessor with Ventas Realty, Limited Partnership under certain of the Master Leases (with respect to Facilities 4614 and 4619), hereby joins in this letter for the purpose of evidencing its consent thereto, joinder therein and agreement to be bound thereby.

VENTAS, INC., a Delaware corporation

By:	/s/ T. Richard Riney
T. Richard Riney, Executive Vice President, Chief Administrative Officer and General Counsel

Schedule A

Kindred Transitional Care and Rehabilitation- Mobile, Mobile, AL (Facility 824- ML3)

Kindred Nursing and Rehabilitation- Andrew House, New Britain, CT (Facility 562- ML1)

Kindred Nursing and Rehabilitation- Laurel Ridge, Jamaica Plain, MA (Facility 327-ML1)

Kindred Nursing and Rehabilitation- Presentation, Brighton, MA (Facility 506- ML3)

Chestnut Terrace Nursing and Rehabilitation Center, Riverside, RI (Facility 1224- ML2)